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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                            INFORMATION REQUIRED IN
                                PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934




     Filed by the registrant:   [X]

     Filed by a party other than the registrant         [ ]

     Check the appropriate box:


     [X]     Preliminary Revised proxy statement


     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [ ]     Definitive proxy statement

     [ ]     Definitive additional materials

     [ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
                (Name of registrant as specified in its charter)

                                      N/A
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):




     [X]     No fee required

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


             (1) Title of each class of securities to which transaction applies:_____________________________________

             (2) Aggregate number of securities to which transaction applies:_________________________________________________

             (3)  Per unit price or other underlying value of
                  transaction computed pursuant to Exchange Act Rule 0-11:
                  _________________________________________________________

             (4)  Proposed maximum aggregate value of transaction:_________

             (5)  Total fee paid:__________________________________________

     [ ]     Fee paid previously with preliminary materials.

     [ ]     Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

             (1)  Amount previously paid:__________________________________

             (2)  Form, schedule or registration statement no.:____________

             (3)  Filing party:____________________________________________

             (4)  Date filed:______________________________________________

================================================================================

                            CAPTEC FRANCHISE CAPITAL
                                PARTNERS L.P. III
                           24 FRANK LLOYD WRIGHT DRIVE
                               LOBBY L, 4TH FLOOR
                            ANN ARBOR, MICHIGAN 48106

                                 ________ , 1998

Dear Limited Partner:

         This letter (the "Letter") is being furnished to holders (the "Investors") of limited partnership interests (the "Units") of Captec Franchise Capital Partners L.P. III, a Delaware limited partnership (the "Partnership"), in connection with the solicitation by the Partnership of written consents to, effective January 1, 1998, transfer the Units owned by the general partners of the Partnership to Captec Net Lease Realty, Inc., a Delaware corporation ("Net Lease"), and elect Net Lease as general partner of the Partnership. The proposal (the "Proposal") to which this Letter and the enclosed consent form relates is more fully set forth below. This letter and the enclosed consent form are first being furnished on or about ________, 1998, to Investors reflected on the Partnership's list of record and beneficial holders of Units dated ________, 1998. The Partnership has established _________, 1998 as the record date (the "Consent Record Date") for Investors to act by written consent as contemplated hereby.

         INVESTORS ARE BEING ASKED TO CONSENT TO THE PROPOSAL BY SIGNING, DATING AND PROMPTLY MAILING THE ENCLOSED CONSENT FORM no later than _____________________. At such time as the Partnership receives unrevoked written consents representing at least a majority of the Units outstanding, the Proposal shall take effect. Only Investors of record on the Consent Record Date are eligible to give their consent to the Proposal and the enclosed consent form may only be utilized by such Investors.

         The Proposal provides for, effective January 1, 1998, (1) the transfer of the general partnership interests owned by the current and original general partners, Patrick L. Beach and Captec Franchise Capital Corporation III, a Michigan corporation (collectively, the "Current General Partners"), to Net Lease, (2) the election of Net Lease as general partner of the Partnership, and
(3) the continuation of the business of the Partnership by Net Lease as a successor general partner of the Partnership, without dissolution. The Current General Partners will receive $1,483,000 in consideration for the transfer of the general partnership interests to Net Lease, $170,000 in cash being paid to Mr. Beach and $1,313,000 being offset against amounts due to Net Lease by Captec Financial Group, Inc., the sole shareholder of Captec Franchise Capital Corporation III.

         The Partnership is in favor of this proposal because it results in: (1) a significant increase in the net worth of the general partner, and (2) a general partner that is a public company traded on the NASDAQ that is subject to the financial reporting requirements regulated by the Securities and Exchange Commission (SEC). Further, these results are achieved while effectively maintaining the existing management of the Partnership. These results are described in more detail below. It should also be noted, as discussed in greater detail below, that Net Lease is an affiliate of the Current General Partners.

         If the Proposal is approved, effective January 1, 1998, the general partnership interests owned by the current General Partners will be transferred and assigned to Net Lease. Simultaneously with the transfer of the general partnership interests owned by the Current General Partners to Net Lease, Net Lease will become the successor General Partner of the Partnership and the business of the Partnership will continue without dissolution.

         The Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") sets forth the respective rights, duties and obligations of the general partners and the Investors. Section 15.1.1(g) provides that the General Partners must obtain the approval of the Limited Partners by Majority Vote prior to assigning a General Partner's interest in the Partnership. Upon withdrawal of the last remaining General Partner, the Limited Partners by a Majority Vote may elect to continue the business of the Partnership and elect a successor General Partner pursuant to section 18.1.1 of the Partnership Agreement. In determining the existence of the vote of a Majority of the Limited Partners, the Units owned by the Current General Partners and their Affiliates (as defined in the Partnership Agreement) will not be included pursuant to section 15.1.2 of the Partnership Agreement.

Limited Partner
________, 1998
Page 2


         The Partnership was organized in 1994 to acquire, hold, lease, mortgage, operate, sell or otherwise dispose of properties and equipment to be leased primarily on a "triple-net" basis to operators of national chain and nationally franchised fast-food, family style and dinner house restaurants as well as other franchised or service-type businesses such as automotive and specialty retail franchises. Since its inception, the Partnership has spent $16.6 million to acquire eleven properties and nine equipment packages.

         Net Lease (SEC File No. 333-34983) is a corporation that intends to qualify as a real estate investment trust ("REIT") and acquires, develops and owns high-quality free standing properties leased principally on a long-term triple-net basis to national and regional chain and franchised restaurants and retailers. On November 14, 1997, Net Lease completed its initial public offering in which it sold 8 million shares of common stock at a price of $18 per share, resulting in net proceeds, after offering expenses, of $132.9 million. Net Lease is quoted on the NASDAQ National Market under the symbol "CRRR".

         As of December 31, 1997, Net Lease had a portfolio of 112 properties located in 29 states. In addition, as of December 31, 1997, Net Lease had agreements in principal for the acquisition, which Net Lease expects to be substantially completed in 1998, of 43 additional properties located in 14 states. As of December 31, 1997, Net Lease had total assets of $181.7 million, total stockholders' equity of $134.8 million, and total revenues for the year of $13.4 million, each as set forth on the audited financial statements contained in the Form 10-K of Net Lease for the year ended December 31, 1997 that is included with this letter. Such Form 10-K and the Form 10-Q of Net Lease for the quarter ended March 31, 1998, which is also included with this letter, are hereby incorporated by reference. In addition, the audited balance sheet of Net Lease as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended included in the registration statement (the "Registration Statement") filed by Net Lease in connection with its initial public offering (SEC File No. 333-34983) is hereby incorporated by reference, and will be provided to any limited partner upon contacting Lori Jouppi of Captec Franchise Capital Partners L.P. III by phone, toll-free at 1-888-422-7832.

         Although the officers and directors of Net Lease have extensive experience in the real estate industry, they do not have any prior experience managing a REIT. Such lack of prior experience in managing a REIT could have a material adverse effect on the performance of Net Lease. Furthermore, Net Lease is dependent on the efforts of Patrick L. Beach, its Chairman, President and Chief Executive Officer, W. Ross Martin, its Executive Vice President and Chief Financial Officer and a director, and Ronald Max, its Vice President and Chief Investment Officer. Because Net Lease is substantially dependent on the services of Messrs. Beach, Martin and Max and there currently are no other executive officers of Net Lease, Net Lease may be considered to have limited management. The loss of the services of any of these executive officers could have a material adverse effect on Net Lease. Although Net Lease has entered into three-year employment agreements with Messrs. Beach and Martin, those agreements may not assure the continued service of either of them to Net Lease.

         If the Proposal is approved, effective January 1, 1998, the general partnership interests owned by the current General Partners will be transferred and assigned to Net Lease. Simultaneously with the transfer of the general partnership interests owned by the Current General Partners to Net Lease, Net Lease will become the successor General Partner of the Partnership and the business of the Partnership will continue without dissolution. At the time of Net Lease's initial public offering, Net Lease contemplated acquiring the general partnership interests in the Partnership and disclosed this in its Registration Statement. In the Registration Statement, Net Lease discussed the potential risks involved in acquiring the general partnership interests and disclosed that the contemplated transaction would be subject to the approval of the limited partners of the Partnership. The principal reason the Current General Partners are transferring the general partnership interests to Net Lease is that this will enable both Net Lease and the Partnership, as affiliates, to benefit from having all management and acquisition activities under the singular direction of Net Lease's management and Board of Directors. Net Lease has adopted certain conflict of interest resolution procedures designed to ensure and protect the interests of the Limited Partners, including that Net Lease will offer first to the Partnership all properties suitable for acquisition by both Net Lease and the Partnership.

Limited Partner
________, 1998
Page 3



         The executive officers and directors of Net Lease have extensive experience in the acquisition, development and ownership of net leased properties, particularly those used in restaurant and retail operations, and have served in senior positions with large restaurant franchisees, retailers and real estate companies. Additional information with respect to such executive officers and directors is set forth below, which is a reprint of information that was provided in the prospectus, dated November 13, 1997, for the initial public offering of Net Lease:


 .        NAME                          AGE           POSITION WITH NET LEASE

Patrick L. Beach....................    41           Chairman of the Board of Directors,
                                                     President and Chief Executive, Officer

W. Ross Martin......................    37           Director, Executive Vice President,
                                                     Chief Financial Officer and Treasurer

Ronald Max..........................    40           Vice President and Chief Investment Officer

H. Reid Sherard.....................    49           Director

Richard J. Peters...................    49           Independent Director

Creed L. Ford, III..................    45           Independent Director

William H. Krul, II.................    48           Independent Director

Lee C. Howley.......................    50           Independent Director

         PATRICK L. BEACH is the Chairman of the Board of Directors, President and Chief Executive Officer of Net Lease, Captec Financial, and Captec Net Lease Realty Advisors, Inc. Since founding Captec Financial in 1981, Mr. Beach has served as the Chairman of its Board of Directors, President and Chief Executive Officer, as well as in similar capacities for various of its affiliates. Mr. Beach has worked exclusively with Captec Financial and its affiliates since 1991. From 1989 to 1991 Mr. Beach also served as Chairman and President of Illiana Printing, Inc., the master franchisor for American Speedy Printing Centers, Inc. in the states of Illinois and Indiana. From 1986 until 1990 Mr. Beach was the Chairman of Wendy's of San Diego, Inc., a 27-unit franchisee of Wendy's International. Mr. Beach is a graduate of the University of Michigan School of Business Administration (B.B.A. 1977).

         W. ROSS MARTIN is a director, Executive Vice President, Chief Financial Officer and Treasurer of Net Lease and a director, Executive Vice President and Chief Financial Officer of Captec Financial and Captec Net Lease Realty Advisors, Inc. Mr. Martin joined Captec Financial in 1985 as Controller, was promoted to Vice President -- Finance in 1986 and Chief Financial Officer in 1994, and currently serves as a director and Executive Vice President and Chief Financial Officer of Captec Financial and in a similar capacity for various of its affiliates. From 1982 until 1985, he was employed by Deloitte Haskins & Sells, most recently as senior consultant in the Emerging Business Services practice. Mr. Martin is a graduate of the University of Michigan School of Business Administration (B.B.A. 1982) and a Certified Public Accountant.

         RONALD MAX is Vice President and Chief Investment Officer of Net Lease. Mr. Max joined Captec Financial in 1995 to help establish a retail properties acquisition and development program. From 1988 to 1995 Mr. Max held various positions with Brauvin Real Estate Funds, including Chief Financial Officer and Director of Acquisitions, where he was responsible for the acquisition and funding of over $100.0 million of retail properties. Prior to 1988, Mr. Max had extensive experience in real estate and financing. Mr. Max is a graduate of Northern Illinois University (B.S. 1979) and a Certified Public Accountant.

         H. REID SHERARD is a director and currently is Senior Vice President -- Sales and Marketing of Captec Financial, by which he has been employed since 1994. From 1986 to 1994 Mr. Sherard was

Limited Partner
________, 1998
Page 4


employed by Franchise Finance Corporation of America in several positions including Vice President, Acquisitions. Mr. Sherard is a graduate of Charleston Southern University (B.S. 1970).

         RICHARD J. PETERS is a director and currently serves as President of R.J. Peters & Company, L.L.C., a privately held investment company. From 1986 through June 1997, Mr. Peters was a senior executive of Penske Corporation ("Penske"), a privately held transportation services company. Most recently, Mr. Peters served as Executive Vice President and Chief Financial Officer of Penske, and as President and Chief Executive Officer of Penske Motorsports, Inc. Mr. Peters also is a director of Penske, Penske Motorsports, Inc. and Aon Funds. Mr. Peters is a graduate of Wayne State University (B.B.A. 1969).

         CREED L. FORD, III is a director and currently is the Chief Executive Officer of Kona Restaurant Group which owns and operates Johnny Carino's Italian Kitchen and Kona Ranch Steak House restaurants and is a Chili's Grill and Bar franchisee. From 1976 until 1997 Mr. Ford served in numerous capacities with Brinker International ("Brinker"), a multi-concept casual dining company, most recently as its Chief Operating Officer and a director. While with Brinker, Mr. Ford participated in the establishment of Chili's, the development of 600 restaurants world-wide and the management of over 70,000 employees. Mr. Ford is a graduate of Texas A&M University (B.S.
1975).

         WILLIAM H. KRUL is a director and has been associated for the past 28 years with the Miller-Valentine Group and its affiliates, most recently as President of Miller-Valentine Construction, Inc. Mr. Krul is a director of Mercy Siena Woods Nursing Home and Mercy Western Ohio. Mr. Krul is a graduate of Wright State University in Dayton, Ohio (B.A. 1971).

         LEE C. HOWLEY is a director and has been the sole owner and President of Howley & Company, a real estate brokerage and development company, since 1981, and has been the sole owner and Chairman of Coast Management Company, a cleaning and real estate management company, since 1987. Mr. Howley is a director of Boykin Lodging Company, International Total Services, Inc. and LESCO, Inc., and currently serves as Co-Chairman of the Rock 'n Roll Hall of Fame and Museum in Cleveland, Ohio. Mr. Howley is a graduate of Georgetown University (B.A. 1970) and New York University (M.B.A. 1972).

         Upon approval and assignment of the Partnership's general partnership interests to Net Lease, the individuals who have been responsible for the management of the Partnership will continue to have a significant role in the management as Patrick L. Beach, one of the Current General Partners, is also the Chairman of the Board of Directors, President, and Chief Executive Officer of Net Lease. Mr. Beach also holds officer positions with Captec Franchise Capital Corporation III, the other Current General Partner, and Captec Financial Group, Inc. ("Captec Financial"), the sole shareholder of Captec Franchise Capital Corporation III. W. Ross Martin, the only other officer of Captec Franchise Capital Corporation III, is also an officer of each of Captec Financial and Net Lease. Hence, the individuals managing the Partnership as officers of the corporation that is a Current General Partner will continue to participate in the management of the Partnership by virtue of their officer positions with Net Lease.

         Captec Net Lease Realty Advisors, Inc. and Captec Financial, both affiliates of Net Lease, together manage the operations of Net Lease and provide it with investment and financial advisory services pertaining primarily to the acquisition, development and leasing of properties. As such, for investment and financial advice, Net Lease will be relying substantially on Captec Financial, the sole shareholder of one of the Current General Partners, Captec Franchise Capital Corporation III. Since 1981, Captec Financial and its affiliates have developed substantial expertise in all aspects of the franchise, chain restaurant and specialty retail finance business, including business concept, property and lessee underwriting, property acquisition, lessee credit analysis and monitoring, direct marketing, portfolio management, accounting and other administrative functions. As of June 30, 1997, Captec Financial employed over 60 people, including a senior management team with substantial direct industry experience. Including Net Lease, as of June 30, 1997, Captec Financial had assets under management of approximately $350.0 million and combined debt and equity capital of approximately $540.0 million including available, but unutilized, borrowing capacity.

Limited Partner
________, 1998
Page 5

         Upon approval and assignment of the Partnership's general partnership interests to Net Lease, for its services as the General Partner, Net Lease will be entitled to receive compensation from the Partnership pursuant to the Partnership Agreement. This compensation (which in some cases is subordinated to prior distributions to the limited partners of specified returns on their initial capital investment) includes real property and equipment acquisition fees, a property management fee based on the gross rental revenue of the Partnership, reimbursement of expenses and specified percentages of the net proceeds from the sale, refinancing or liquidation of property or equipment. Based upon its 1.0% General Partner Interest in the Partnership, pursuant to the Partnership Agreement, Net Lease will also receive 1.0% of all distributions of cash made by the Partnership (the amount and timing of which distributions will be determined by Net Lease as the General Partner). This compensation is identical to the compensation that the Current General Partners receive for their services to the Partnership.

         In addition to being an officer and director of each of Net Lease and Captec Franchise Capital Corporation III, as of March 16, 1998, Mr. Beach owned 461,516 shares of Net Lease common stock, which constituted 4.9% of the outstanding shares of Net Lease common stock. Mr. Martin, who is an officer and director of Net Lease and an officer of Captec Franchise Capital Corporation III, as of March 16, 1998, owned 210,036 shares of Net Lease common stock, which constituted 2.2% of the outstanding shares of Net Lease common stock.

         As of _______, 1998, the Partnership had 19,963 Units outstanding, and Affiliates of the Current General Partners owned an aggregate of 24 Units, none of which will be considered in determining the existence of a majority of the Units voting for the Proposal. No Partnership Units are owned by the Current General Partners or any officers or directors of Captec Franchise Capital Corporation III, and no single person or entity owns more than 5% of the Units. The Partnership believes that written consents representing at least _________ Units will constitute the requisite number of written consents to effectuate the Proposal. At such time as the Partnership receives valid and unrevoked written consents representing at least a majority of the Units outstanding, not including those held by the Current General Partners and their Affiliates, the Proposal will take effect. We urge you to read this Letter carefully and then sign, date and promptly mail the enclosed consent form to the Partnership.

         Each Unit entitles the Investor thereof to one vote with respect to the written consent solicited hereby. Only Investors of Units of record may consent to the Proposal. If your Units are held in the name of a brokerage firm, bank, nominee or other institution, only such institution can sign a written consent with respect to your Units and can do so only at your direction. Accordingly, if your Units are so held, please contact your account representative and give instructions to have the enclosed consent form executed with respect to your Units. Notwithstanding the foregoing, with respect to any Units owned by an IRA or other account of which you are the beneficiary and of which MAVRICC Management Services, Inc. ("MAVRICC") is the servicer (the Units would be held in the name of the bank or other institution which is the custodian or trustee of the account), MAVRICC will obtain written instructions from such custodian or trustee confirming your (the Investor's) instructions as expressed on your consent form with respect to the voting of your Units in connection with the Proposal and directing and authorizing the Partnership to vote your Units as indicated by you on the consent form you return to the Partnership.

         Your consent is important. No matter how many Units you own, the Partnership urges you to vote FOR the proposal by signing, dating, and promptly mailing the enclosed consent form in the postage prepaid, self-addressed envelope. If you have any questions or need assistance, please call Captec Franchise Capital Partners L.P. III, toll-free at 1-888-422-7832.

         Because approval of the Proposal requires the affirmative consent of Investors owning of record at least a majority of the Units outstanding (not including Units owned by the Current General Partners and their Affiliates), abstentions and broker non-votes will have the effect of votes against the proposal. The Partnership urges that Investors execute the enclosed consent form FOR the Proposal.

         It is the present intention of the Partnership to close this consent solicitation at the earliest possible time. The earliest possible time that this consent solicitation can be closed is that date on which the valid and unrevoked written consents of at least a majority of the Units outstanding (not including the

Limited Partner
________, 1998
Page 6


Units owned by the Current General Partners and their Affiliates) have been received by the Partnership. The Partnership is seeking, if possible, to close this consent solicitation on or about _________________________.

         A consent signed, dated and mailed by an investor may be subsequently revoked by written notice of revocation to the Partnership. A revocation may be in any written form validly signed by the record holder as long as it clearly states that such holder's consent previously given is no longer effective. To prevent confusion, the notice of revocation must be dated. To be effective, an Investor's written notice of revocation of his or her previously executed and delivered consent must be delivered prior to the time that the requisite number of signed unrevoked consent forms have been received by the Partnership as set forth above. The revocation may be delivered to Captec Franchise Capital Partners L.P. III at 24 Frank Lloyd Wright Drive, Lobby L, 4th Floor, Ann Arbor, Michigan 48106.

         If the Proposal is approved, effective January 1, 1998, the Units owned by the current General Partners will be transferred and assigned to Net Lease, and, simultaneously with such transfer Net Lease will become the successor General Partner of the Partnership, the business of the Partnership will continue without dissolution, and the Partnership Agreement will be amended accordingly. Such amendment will reflect the transfer of the Units owned by the Current General Partners to Net Lease, the withdrawal of the Current General Partners from the Partnership and the admission of Net Lease as a successor General Partner with respect to the transferred Units. The amendment will be executed by Net Lease and by the Current General Partners on their own behalves and as attorney-in-fact for the Limited Partners in accordance with section 19.1 of the Partnership Agreement.

         The expenses of this consent solicitation, including the cost of preparing this Letter and the legal fees incurred by the Partnership in connection with the preparation of this Letter and the consent form will be paid by Net Lease. To date, the costs have been approximately $4,000, and the Partnership estimates that it will incur additional costs of approximately $13,500. In addition to solicitation by use of the mails, consents may be solicited by agents of Net Lease in person or by telephone, telegram or other means of communication. Such agents may have a variety of relationships with Net Lease or the Partnership, but will not receive any compensation for their efforts. Arrangements may also be made with custodians, nominees and fiduciaries for forwarding of consent solicitation materials to the beneficial owner of the Units, and Net Lease may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

         For additional information, please contact either MAVRICC Management Systems by mail at 1845 Maxwell, Suite 101, Troy, Michigan 48084-4510 or Lori Jouppi of Captec Franchise Capital Partners L.P. III by phone, toll-free at 1-888-422-7832.

                                   Sincerely,

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III

                                    CONSENT

     The undersigned, a holder of limited partnership interests (the "Units") in Captec Franchise Capital Partners L.P. III, a Delaware limited partnership (the "Partnership"), does hereby vote, with respect to all Units owned by the undersigned, as follows:


     [ ] FOR                    [ ] AGAINST                [ ] ABSTAIN

     APPROVAL of the Proposal more particularly described in the letter accompanying this Consent (the "Letter"), dated _____________, 1998, receipt of which is hereby acknowledged, to transfer the Units owned by each of the general partners of the Partnership, Patrick L. Beach and Captec Franchise Capital Corporation III, a Michigan corporation, to Captec Net Lease Realty, Inc., a Delaware corporation ("Net Lease"), and elect, effective simultaneously with such transfer, Net Lease as general partner of the Partnership, and continuation of the business of the Partnership by Net Lease as a successor general partner of the Partnership, without dissolution.


     THIS CONSENT IS SOLICITED BY CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III. WHEN THIS CONSENT FORM IS PROPERLY EXECUTED, THE UNITS REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE ON THIS CONSENT FORM, THE UNITS REPRESENTED HEREBY WILL BE VOTED FOR THE PROPOSAL.

                                        Dated:  ____________________

                                        ____________________________
                                         Signature

                                        ____________________________
                                         Signature (if held jointly)

                                        ____________________________
                                         Title

     Please sign exactly as name appears on the envelope in which this material is delivered. When Units are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


     PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT FORM PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE TO: MAVRICC Management Systems, Inc., 1845 Maxwell, Suite 101, Troy, Michigan 48084-4510. If you have any questions, please call Lori Jouppi of Captec Franchise Capital Partners L.P. III toll-free at 1-888-422-7832.